EXHIBIT 99.1

First Horizon Closes 2009 With Asset Quality Improvements, Repositions for Strength

Capital and Liquidity Positions Remain Strong, National Portfolios Shrink, Core Deposits Increase

MEMPHIS, Tenn., Jan. 19, 2010 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) ended 2009 with overall credit quality improving as the company continued to reposition itself for long-term profitability. Despite a loss for the quarter amid a challenging economy, FHN remains on track. First Horizon saw good growth in average core deposits, expansion in its net interest margin and further contraction of the balance sheet that resulted in reduced exposure to wind-down businesses.

Key items in fourth-quarter results included:

  Fourth quarter 2009 net loss available to common shareholders was $70.6 million, or $.32 per diluted share, compared to prior quarter’s net loss available to common shareholders of $52.9 million, or $.24 per diluted share. For the year, FHN’s net loss available to common shareholders was $329.4 million, or $1.49 per diluted share, compared to $199.4 million in 2008, or $1.03 per diluted share.
  Nonperforming assets were down 14 percent linked-quarter – third consecutive quarterly decline; Provision expense decreased $50.0 million to $135.0 million and net charge-offs declined 9 percent – second consecutive quarterly drop for both.
  Loan loss reserve decrease was $48 million, driven by declining national construction portfolio exposure.
  Repositioning actions: Continued restructuring initiatives resulted in net pre-tax charges of $31.2 million.
  Regional Banking net interest margin expanded and average core deposits increased $400 million or 4 percent; Capital Markets produced another strong quarter, with fixed income sales of $111.0 million. Both segments experienced a decline in provision.
  Performance in wind-down businesses mixed: Foreclosure and repurchase provision of $59.3 million and increased loan loss provision drove Mortgage Banking down; Provision expense declined in National Specialty Lending.
  Stronger balance sheet: National wind-down loan portfolios declined by approximately $500 million from third quarter; Average core deposits increased $350 million, a 3 percent increase from the prior quarter. Increase primarily in the Regional Bank as deposits from wind-down businesses declined.
  Capital ratios remain among industry leaders, with tangible common equity to tangible assets of 7.75 percent.

“Although challenging, 2009 was a year of positive change for First Horizon,” said Bryan Jordan, FHN CEO. “Looking beyond our bottom-line fourth quarter and full-year losses, we made significant progress in executing our strategic plan to reposition First Horizon for consistent long-term profitability.”

Key Performance Ratios & Other Data				4Q09 Change vs.
(Shares in thousands)/(Unaudited)	4Q09	3Q09	4Q08	3Q09	4Q08
Diluted EPS (a)	(0.32)	(0.24)	(0.29)	(33)%	(11)%
Diluted shares (a)	220,438	220,438	220,312	*	*
Period-end shares outstanding (a)	221,980	221,927	220,745	*	1%
Return on average assets (annualized)	(0.79)%	(0.52)%	(0.66)%
Return on average common equity (annualized)	(12.25)%	(9.02)%	(9.30)%
Net interest margin	3.19%	3.14%	2.96%
Efficiency ratio	89.51%	70.73%	62.97%
FTE employees	5,731	5,837	6,095	(2)%	(6)%
* Amount is less than one percent.
Certain previously reported amounts have been reclassified to agree with current presentation.
(a) Shares restated for stock dividends distributed through January 1, 2010

 PERFORMANCE HIGHLIGHTS

In fourth quarter, FHN executed transactions as part of management’s ongoing strategic refocus that resulted in combined net pre-tax charges of $31.2 million. These actions are expected to benefit our strategic plan execution and ultimately contribute to profitability. Additionally, provision for mortgage foreclosure and repurchase obligations increased significantly from the third quarter. These charges, combined with a sequential quarter contraction in fee income and a $50.0 million improvement in loan loss provision, resulted in a net loss available to common shareholders of $70.6 million in the fourth quarter 2009, a $17.7 million loss increase from the third quarter. The results of FTN Financial’s institutional equity research business are reflected in discontinued operations, net of tax, for all periods presented. The third quarter included higher gains on the repurchase of bank debt and a reversal in a portion of the Visa contingent liability.

For the year, FHN’s net loss available to common shareholders increased to $329.4 million from $199.4 million in 2008. The substantial decline in year-over-year fee income due to a reduction in mortgage banking income, reflecting the 2008 divestiture of FHN’s national mortgage banking business, was partially mitigated by Capital Markets’ record performance in 2009. While foreclosure and repurchase losses, as well as FDIC premiums increased from 2008, overall expenses improved by 3.0 percent from 2008 benefiting from the divestiture of the national mortgage business and a decline in restructuring, repositioning and efficiency initiatives costs.

Income Statement Highlights				4Q09 Change vs.
(Thousands)/(Unaudited)	4Q09	3Q09	4Q08	3Q09	4Q08
Net interest income	$189,894	$190,901	$204,948	(1)%	(7)%
Noninterest income	246,184	303,818	326,367	(19)%	(25)%
Total revenue	436,078	494,719	531,315	(12)%	(18)%
Noninterest expense	390,343	349,901	334,569	12%	17%
Provision for loan losses	135,000	185,000	280,000	(27)%	(52)%
Loss before income taxes	(89,265)	(40,182)	(83,254)	(122)%	(7)%
Benefit for income taxes	(38,111)	(15,368)	(31,317)	(148)%	(22)%
Loss from continuing operations	(51,154)	(24,814)	(51,937)	(106)%	2%
Income/(loss) from discontinued operations, net of tax	(1,690)	(10,200)	442	83%	NM
Net loss	(52,844)	(35,014)	(51,495)	(51)%	(3)%
Net income attributable to noncontrolling interest	2,839	2,969	4,236	(4)%	(33)%
Net loss attributable to controlling interest	(55,683)	(37,983)	(55,731)	(47)%	*
Preferred stock dividends	14,897	14,876	7,413	*	101%
Loss available to common shareholders	$(70,580)	$(52,859)	$(63,144)	(34)%	(12)%
* Amount is less than one percent.
Certain previously reported amounts have been reclassified to agree with current presentation. NM - Not Meaningful

 Wind-down of the national loan portfolios remains on track contributing to the period-end asset decline of $400 million from the previous quarter and a $5 billion decline from year-end 2008. Despite soft overall loan demand, the Commercial & Industrial portfolio experienced modest growth in the fourth quarter, primarily from increased mortgage warehouse lending as FHN continues to actively seek quality lending opportunities among new and existing customers. Average core deposits increased by $350 million, or 3 percent, from third quarter and the net interest margin expanded for the third consecutive quarter, to 3.19 percent from 3.14, reflecting an improved funding mix as well as enhanced deposit and loan pricing discipline.  FHN’s capital ratios remain among industry leaders, with tier 1 and tangible common equity to tangible assets at 16.28 percent and 7.75 percent, respectively.

Balance Sheet Highlights & Ratios				4Q09 Change vs.
(Period End, Thousands)/(Unaudited)	4Q09	3Q09	4Q08	3Q09	4Q08
Total loans, net of unearned income	$18,123,884	$18,524,685	$21,278,190	(2)%	(15)%
Total deposits	14,867,215	14,234,983	14,241,814	4%	4%
Total assets	26,068,678	26,465,852	31,021,980	(2)%	(16)%
Total liabilities	22,766,210	23,095,643	27,447,348	(1)%	(17)%
Total equity	3,302,468	3,370,209	3,574,632	(2)%	(8)%
Book value per common share	$9.95	$10.28	$11.31
Tangible book value per common share (a)	9.03	9.29	10.23
(a) Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.

Declining NPAs and Net Charge-offs, Reserve Decrease, Commercial Loan Deterioration

Nonperforming assets were down 14 percent linked-quarter – marking the third consecutive quarterly decline. The improvement reflects reduced national construction balances, declining gross in-flows and an active disposition program. Loan loss provision and allowance for loan losses each dropped by approximately $50 million from third quarter, resulting in a 4.95 percent allowance to loans ratio at period-end. The national construction portfolios experienced a fourth quarter reserve decrease that more than offset an increase in reserves on the C&I and Permanent Mortgage portfolios. Charge-offs also fell in the fourth quarter to $182.9 million, or an annualized 4.00 percent of average loans, from third quarter’s $201.7 million. While overall credit quality has improved, the Commercial Real Estate and certain exposures in the C&I portfolio have experienced incremental credit deterioration.

Asset Quality Highlights				4Q09 Change vs.
(Thousands)/(Unaudited)	4Q09	3Q09	4Q08	3Q09	4Q08
Allowance for loan losses	$896,914	$944,765	$849,210	(5)%	6%
Allowance / period-end loans	4.95%	5.10%	3.99%
Net charge-offs	$182,851	$201,718	$191,246	(9)%	(4)%
Net charge-offs (annualized) / average loans	4.00%	4.24%	3.61%
Non-performing assets (NPA)	$1,051,393	$1,220,489	$1,157,957	(14)%	(9)%
NPA % (a)	5.56%	6.38%	5.38%
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.

BUSINESS PERFORMANCE REVIEW

The Regional Bank’s results improved on a $20 million reduction in loan loss provision expense. Noninterest expense declined by $15.1 million as foreclosure losses, personnel costs and credit losses on customer derivatives all declined. The bank’s continued focus on growing core deposits resulted in a fourth quarter increase of $400 million. Improved commercial loan pricing and reduced low yield commercial loan balances helped boost net interest margin to 4.97 percent from 4.80 percent in third quarter.

In Capital Markets, fixed income sales revenue remained strong at $111.0 million compared to $120.5 million in the prior quarter, reflecting a 5 percent decline in average daily revenue as market conditions continued to normalize. While Capital Markets’ pre-tax income improved from a $30 million sequential quarter decline in loan loss provision, the bank holding company and trust preferred loan portfolios experienced incremental deterioration in the fourth quarter.

Net pre-tax charges on activities related to restructuring, repositioning and efficiency initiatives increased to $31.2 million from $15.7 million, driving Corporate’s results down from the prior quarter. In the fourth quarter, FHN executed on several efficiency efforts, including the divestiture of two non-strategic businesses and contract cancellations that triggered termination costs and asset write-offs. Third quarter included larger gains on the repurchase of debt and a pre-tax $14.0 million goodwill impairment reflected in discontinued operations.

Mortgage Banking’s results declined on a sizeable increase in legacy mortgage foreclosure and repurchase provision, an increase in loan loss provision on the Permanent Mortgage portfolio and lower mortgage banking fee income. The decline in mortgage banking fee income was due to a negative fair value adjustment on the mortgage warehouse and a decline in positive hedging results on the MSR. National Specialty Lending’s pre-tax loss contracted to $61.8 million from $72.0 million. Loan loss provision declined as the wind-down of the national portfolios remains on track.

USE OF NON-GAAP MEASURES

Certain capital-related non-GAAP measures are included in the text and tables in this release. FHN’s management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are tangible common equity to tangible assets and tangible book value per common share. These measures are reported to FHN’s management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provide a meaningful base for comparability to other financial institutions as these ratios have become an important measure of the capital strength of banks as demonstrated by the inclusion in the stress tests administered by the United States Treasury Department under the Capital Assistance Program. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. Refer to the tabular reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items at the end of this release.

OTHER INFORMATION

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, natural disasters and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN’s recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN’s earnings and business segment performance through a financial supplement and slide presentation, which will be available on FHN’s Web site at www.fhnc.com.

Management will host a conference call at 8:00 a.m. Central Time Jan. 19 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time Jan. 19 by dialing 1-888-428-9506 (international participants dial 1-719-325-2260). The conference will also be webcast live through First Horizon’s Web site and will be accompanied by the slide presentation. To access the webcast and the slide presentation, visit the investor relations section of www.fhnc.com. A replay of the call will be available from 11 a.m. Central Time Jan. 19 until 11 p.m. Jan. 27 by calling 1-888-203-1112 or 1-719-457-0820 for international participants. The passcode is 7397664. The event also will be archived and made available for two weeks beginning at 1 p.m. Central Time Jan. 19 in the investor relations section of First Horizon’s Web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The approximately 5,700 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through about 180 bank locations in and around Tennessee and 21 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the 17 Tennessee counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is an industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation’s best employers by AARP and Working Mother magazines.  More information can be found at www.fhnc.com.

FHN-G

NON-GAAP TO GAAP RECONCILIATION
Quarterly, Unaudited

(Millions)	4Q09	3Q09	4Q08
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$3,302.5	$3,370.2	$3,574.6
Less: Preferred stock capital surplus - CPP	798.7	794.6	785.7
Less: Noncontrolling interest (a)	295.2	295.2	295.2
(B) Total common equity	$2,208.6	$2,280.4	$2,493.7
Less: Intangible assets (GAAP) (b)	203.8	218.9	237.5
(C) Tangible common equity (Non-GAAP)	$2,004.8	$2,061.5	$2,256.2

Tangible Assets (Non-GAAP)
(D) Total assets (GAAP)	$26,068.7	$26,465.9	$31,022.0
Less: Intangible assets (GAAP) (b)	203.8	218.9	237.5
(E) Tangible assets (Non-GAAP)	$25,864.9	$26,247.0	$30,784.5

Period-end Shares Outstanding
(F) Period-end shares outstanding	222.0	221.9	220.7

Ratios
(C)/(E) Tangible common equity to tangible assets (TCE/TA) (Non-GAAP)	7.75%	7.85%	7.34%
(A)/(D) Total equity to total assets (GAAP)	12.67%	12.73%	11.52%
(C)/(F) Tangible book value per common share (Non-GAAP)	$9.03	$9.29	$10.22
(B)/(F) Book value per common share (GAAP)	$9.95	$10.28	$11.31
(a) Included in total equity on the consolidated balance sheets.
(b) Includes goodwill and other intangible assets, net of amortization.
CONTACT:  First Horizon National Corporation
          Media Information:
          Anthony Hicks
            (901) 523-4726
          Investor Relations:
          Aarti Bowman
            (901) 523-4017